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                     January 11, 2024

       Harold Meloche
       Chief Financial Officer
       Conifer Holdings, Inc.
       3001 West Big Beaver Road
       Suite 200
       Troy, MI 48084

                                                        Re: Conifer Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-37536

       Dear Harold Meloche:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance